Exhibit 10.1

EMPLOYEE BONUS PLAN
Adopted June 2019

Proprietary and Confidential
For 8x8 Internal Use Only

8x8 Employee Bonus Plan

I.	Introduction
A.Applicability

1.
This 8x8 Employee Bonus Plan (the “Plan”) applies to full-time and part-time employees of 8x8, Inc. and its subsidiaries and affiliates (collectively, the “Company”) who are approved for participation in the Plan (the “Participants”) by the Plan Administrator (defined below). Any employee who (a) is a participant in the Company Sales Compensation Plan, (b) begins employment with the Company after the last day of an applicable Plan Period (defined below), or (c) is a temporary employee or an intern is not eligible to participate in the Plan, unless approved in writing by the Plan Administrator (in its sole discretion). The Plan Administrator has sole discretion to determine whether participation in the Plan will be offered to employees and whether an employee will be a Participant. The “Plan Administrator” is, in accordance with the terms of 8x8, Inc. Board of Directors (the “Board”) Compensation Committee (the “Compensation Committee”) Charter and Compensation Guidelines, (i) the Board with respect to adoption of the Plan and (ii) the Compensation Committee with respect to amendment, termination, direct oversight and administration of the Plan for all Participants. The Compensation Committee delegates the implementation and administration of the Plan to the CEO (or its designee) with respect to all Participants who are not otherwise Executive Vice Presidents (EVP) or Senior Vice Presidents (SVP) reporting directly to the CEO. For purposes of the Plan, the term “administration” includes, without limitation, determining who is a Participant, setting Bonus Targets (defined below), determining whether Company Financial Performance Factors and/or Individual Performance Factors have been achieved and approving payouts for Participants.

2.
To the extent permitted by applicable law, the Company reserves the right to (in its sole discretion) amend, modify, suspend or terminate the Plan, in whole or in part, at any time, with or without notice, including, without limitation, to comply with applicable local laws, rules and regulations. Such changes will not amount to an act or omission which entitles the Participant to assert that his or her terms of employment have been breached and to bring his or her employment to an end, with or without notice. In addition, nothing in the Plan shall be deemed to constitute a term of employment between the Participant and the Company. Payment(s) made in any Plan Period is no guarantee of payment(s) in future Plan Periods.

B.Objectives of the Plan
The objectives of the Plan are to reward Participants for corporate results, to retain key talent and to establish a meaningful link between corporate results and employee rewards.

Proprietary and Confidential
For 8x8 Internal Use Only

8x8 Employee Bonus Plan

II.	Bonus Plan Elements
A.Bonus Target
A bonus target (which means the target cash bonus that a Participant is eligible to receive during a Plan Period, the “Bonus Target”) will be established for each Participant by the Company in its sole discretion and does not constitute a guarantee of or entitlement to a bonus payment. Bonus Targets are determined by position level and are typically calculated as a percentage of the Participant’s eligible earnings paid during the Plan Period. A “Plan Period” may be the Company’s fiscal quarter (“Plan Quarter”) or fiscal year (which, as of the date of the Plan’s adoption, runs from April 1st through March 31st) (the “Plan Year”), as applicable. Eligible earnings include base salary paid during the applicable Plan Period, but do not include expense reimbursements, equity compensation, superannuation/pension, payments from third parties such as disability insurance providers, over-time wages, shift differential, bonus payments (including bonuses paid under the Plan), long-term incentives, spot bonuses, awards, special one-time incentive payments, 13th-month pay, commissions and any other variable compensation. Bonus Targets may be reviewed and revised in the sole discretion of the Plan Administrator (to the extent permitted by applicable law) in accordance with the terms of the Plan.
A Participant’s actual bonus payment (if any) may vary from his or her Bonus Target at the Company’s sole discretion and is subject to the terms of the Plan.
B.Bonus Pool
Bonus Targets for all Participants will be aggregated to determine the Company’s total Bonus Target amount (the “Target Bonus Pool”) for the applicable Plan Period. In accordance with the terms of the Plan, if the Company meets or exceeds the minimum performance threshold for an applicable Plan Period, the Plan will be funded with an amount equal to the total amount of bonuses payable to Participants (the “Bonus Pool”) based on the achieved Company Financial Performance Factor (defined below) for the applicable Plan Period. For Director, Sr. Director, Vice President (VP), Group Vice President (GVP), SVP and EVP level employees (except for the Chief Financial Officer), bonus payments will also be based on achievement of individual performance targets (the “Individual Performance Factor”).
C.     Company Performance
At the start of the applicable Plan Period, the applicable Plan Administrator will determine the Company financial performance metrics and the corresponding attainment level (“Company Financial Performance Factor”) used to determine Bonus Pool funding.
Based on the achieved Company Financial Performance Factor for an applicable Plan Period, the Bonus Pool funding may vary from 0% to 100% of the Target Bonus Pool for Q1, Q2 and Q3 of the fiscal year and from 0% to 200% of the Target Bonus Pool for Q4 of the fiscal year.
The Company Financial Performance Factor will set minimum and maximum Bonus Pool funding thresholds. The achieved Company Financial Performance Factor must meet at least the minimum funding threshold during an applicable Plan Period in order fund the Bonus Pool. If the Company performs below the minimum threshold for an applicable Plan Period, the Bonus Pool will not be funded for such Plan Period.
D.    Bonus Pool Allocation and Individual Awards
Bonus payments (if any) are based on achievement relative to the Company Financial Performance Factor and, as applicable, Individual Performance Factor(s).
Bonus payments will be calculated as follows:
FY Quarter 1, Quarter 2, Quarter 3
Step 1: Determine the Participant’s quarterly Bonus Target.

Proprietary and Confidential
For 8x8 Internal Use Only

8x8 Employee Bonus Plan

Participant’s Earnings for Plan Quarter	X	Participant’s Bonus Target %	=	Participant’s Bonus Target Amount (qtr)
Step 2: Determine the portion of the quarterly Bonus Pool payable to each Participant for Company performance:

Bonus Target Amount (qtr) (Foundation thru Sr. Manager)			X	Company Financial Performance Factor	=	Bonus Payment for Plan Quarter
Bonus Target Amount (qtr) (Dir, Sr. Dir VP, GVP, SVP, EVP)	X	Individual Performance Factor	X	Company Financial Performance Factor	=	Bonus Payment for Plan Quarter
Bonus Target Amount (qtr) (CFO and CEO)			X	Company Financial Performance Factor	=	Bonus Payment for Plan Quarter
FY Quarter 4
Step 1: Determine the Participant’s annual Bonus Target.

Participant’s Earnings for Plan Year	X	Participant’s Bonus Target %	=	Participant’s Bonus Target Amount (yr)
Step 2: Determine the portion of the annual Bonus Pool payable to each Participant for Company performance:

Bonus Target Amount (yr) (Foundation thru Sr. Manager)			X	Company Financial Performance Factor	=	Bonus Amount for Plan Year
Bonus Target Amount (yr) (Dir, Sr. Dir VP, GVP, SVP, EVP)	X	Individual Performance Factor	X	Company Financial Performance Factor	=	Bonus Amount for Plan Year
Bonus Target Amount (yr) (CFO and CEO)			X	Company Financial Performance Factor	=	Bonus Amount for Plan Year
Step 3: Determine the Participant’s quarterly (Q4) Bonus Payment.

Bonus Amount for Plan Year	-	Bonus Payments for Q1, Q2 & Q3	=	Bonus Payment for Plan Quarter (Q4)
The aggregate total of bonuses payable to all Participants under the Plan for an applicable Plan Period shall not exceed the Bonus Pool determined as described in the Plan.
Any bonus payable to a Participant under the Plan is a one-time discretionary award and, as such, does not constitute a contractual entitlement and shall not be considered as “salary” in any circumstance and shall not, in particular, be included in calculations for notice, severance or any other benefits under any applicable plan, policy, or agreement (unless required by applicable local law).

Proprietary and Confidential
For 8x8 Internal Use Only

8x8 Employee Bonus Plan

III.	Additional Terms and Conditions
A.Plan Participation and Plan Integration
These terms and conditions govern all 8x8 Employee Bonus Plan payments made to Participants and the Plan supersedes and replaces eligibility for and/or participation in all previous employee bonus plans, as well as all agreements and all other previous or contemporaneous oral or written statements by the Company on this subject.
Participation in the Plan for a certain Plan Year (or Plan Quarter) does not guarantee continuation of the Plan or participation in the Plan in another Plan Year (or Plan Quarter). In addition, payment of a bonus for a certain Plan Year (or Plan Quarter) does not guarantee payment of a bonus in any other Plan Year (or Plan Quarter).
B.Earning a Bonus Payment
Bonuses awarded under the Plan are intended to encourage employee retention and are not earned until paid to the Participant. Subject to applicable local laws, a Participant must be employed by the Company, and not have given notice of intent to resign or received notice of termination by the Company, on the bonus payment date in order to be eligible to earn a bonus. If a Participant’s employment is terminated by the Company or the employee resigns or receives a notice of termination before the bonus Payment date, no bonus shall have been earned and there shall be no pro rata payment.
C.Form and Timing of Payment
Bonuses will not be earned until after financial results for the applicable Plan Period are determined by the Company and the Bonus Pool amount has been approved for funding by the Board (“Funding Approval”). If the Plan minimum funding conditions are met and the Bonus Pool is funded, bonuses (if any) will be paid to the Participant in a lump sum cash payment in the first payroll after the Funding Approval and no later than 2-1/2 months following the close of the applicable Plan Quarter. Payment will be made in the Participant’s local currency at the time of payment and subject to required payroll deductions and tax withholdings. Notwithstanding any provision of the Plan to the contrary, bonuses may be paid in shares of the Company’s common stock in the sole discretion of the Compensation Committee with respect to any or all Participants. Any shares of common stock paid in lieu of cash pursuant to the Plan shall be issued pursuant to, and shall be subject to the terms and conditions of, the Company’s Amended and Restated 2012 Equity Incentive Plan (or any successor plan), including, without limitation, the withholding provisions thereof.
From time to time, errors may occur in the amount of the bonus payment. If an error results in an underpayment of the bonus (as determined by the Company in its sole discretion), the Company will make a reconciliation payment promptly. If an error results in an overpayment of the bonus (as determined by the Company in its sole discretion), the Company reserves the right to recover the overpayment from the Participant’s salary, bonus payments or any other compensation, subject to applicable local laws. Subject to applicable local law, by participating in the Plan, Participants expressly consent to the Company deducting amounts from their compensation to recover an overpayment, including without limitation as a result of a restatement of the Company’s financial statements affecting the Company Financial Performance Factors.
Further, if the Company determines that a Participant has committed an act of embezzlement, fraud, dishonesty, violation of applicable law or breach of fiduciary duty or other Company policy or procedure, including without limitation the Company’s Employee Handbook and Code of Business Conduct and Ethics, such Participant may not be eligible to earn a bonus under the Plan and may be subject to disciplinary action, including but not limited to termination, and if such act contributed to an obligation to restate the Company’s financial statements, the Participant shall be required to repay to the Company, in cash and upon demand, any bonus payment received under the Plan in connection with each fiscal year in which the Company’s financial statements were restated.
D.New Hires
Employees hired into a bonus-eligible position (as described in the employee’s offer letter or employment contract) who begin employment on or before the last day of a Plan Quarter or Plan Year, and who meet all

Proprietary and Confidential
For 8x8 Internal Use Only

8x8 Employee Bonus Plan

other participation criteria, are eligible to participate in the Plan for that quarter or year, as applicable, and would be paid, if applicable performance factors are met in accordance with the Plan, on a pro-rata basis.
Employees hired into a bonus-eligible position (as described in the employee’s offer letter or employment contract) who begin employment after the last day of a Plan Quarter or Plan Year are not eligible to participate in the Plan for that quarter or year, as applicable, unless the Plan Administrator (in its sole discretion) approves in writing an exception.
E.Transfers
The following guidelines will apply to internal Company transfers that occur on or before the last day of a Plan Quarter or Plan Year:

•
If a Participant transfers from one bonus-eligible position to another bonus-eligible position during a Plan Quarter and has a different Bonus Target upon transfer, the Participant’s Bonus Target Amount for the quarter will be determined using the higher of the Bonus Target percentage in effect during the Plan Quarter.

•
If a Participant transfers from a bonus-eligible position to one that is not bonus-eligible during a Plan Quarter (for example, moving to a position that is eligible for sales incentive compensation), the Participant will remain eligible for a bonus in the quarter based on the Participant’s eligible earnings paid during the time the Participant worked in the bonus-eligible position. Under no circumstances will the employee receive compensation under the Plan and any other incentive plan for the same period of time.

•
If a Participant transfers from a position that is not bonus-eligible to one that is bonus-eligible during a Plan Quarter (for example, moving from a position that is eligible for sales incentive compensation), the Participant will be eligible for a bonus under the Plan based on the Participant’s eligible earnings paid during the time the Participant worked in the bonus-eligible position. Under no circumstances will the employee receive compensation under the Plan and any other incentive plan for the same period of time.

The Plan Administrator has the sole discretion to prorate, reduce, offset or eliminate bonuses to account for advances and payouts to employees under any other compensation or incentive plans in effect during the same Plan Period or for other reasons as deemed appropriate (unless prohibited by applicable local law).
F.Leave of Absence.
Participants on a leave of absence during an applicable Plan Period will remain eligible for a pro-rated bonus under the Plan based on the period of time during the Plan Period which the Participant was not on a leave of absence, subject to the applicable Company leave of absence policy and applicable local laws.
G.Adjustments to Bonus Targets
To the extent permitted by applicable local laws, the Plan Administrator may, in its sole discretion, approve adjustments to Bonus Targets for Participants during the Plan Year. Any such changes will be communicated to the Participant in writing. Any bonus payment may be prorated based on the effective date of the change to the Bonus Target as determined by the Plan Administrator. Any adjustment to a Bonus Target may result in a corresponding adjustment to the Target Bonus Pool.
H.Plan Interpretation and Claims
The Plan shall be interpreted by the Plan Administrator. The Plan Administrator has the sole discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms and shall resolve all questions regarding interpretation and/or administration of the Plan.
Claims regarding payments under the Plan or the administration of the Plan should be submitted in writing to the Plan Administrator within 90 days of the date on which the Participant first knew (or should have known in the Company’s opinion) of the facts on which the claim is based. The Plan Administrator shall consider the claim and notify the Participant in writing of the determination of the claim. To the extent permitted by applicable local law, claims that are not pursued through this procedure shall be treated as having been irrevocably

Proprietary and Confidential
For 8x8 Internal Use Only

8x8 Employee Bonus Plan

waived. To the extent permitted by applicable local law, the determination of the Plan Administrator as to any claim will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.
The provisions of the Plan are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions of the Plan, which shall remain in full force and effect.
The Plan shall be construed and interpreted consistent with, and so as to avoid the imputation of any tax, penalty or interest under Section 409A of the United States Internal Revenue Code of 1986, as amended. To the extent that Section 409A is inapplicable to a Participant, such provisions will be replaced by any equivalent provision of local law.
I.Exceptions and Modifications
All exceptions, adjustments, additions or modifications to the Plan require the written approval of the Plan Administrator.
All aspects of the Plan (including, without limitation, financial targets, Bonus Targets, performance targets and funding formulas) are entirely discretionary and may be reviewed and revised at any time, with or without advance notice, in the sole discretion of the Plan Administrator (unless prohibited by applicable local law).
J.At Will Employment (U.S. Employees Only)
Participation in the Plan does not constitute an agreement (express or implied) between the Participant and the Company that the Participant will be employed by 8x8 for any specific period of time, or any agreement for continuing or long-term employment, or, with respect to Participants employed by 8x8 in the United States, employment other than at-will, or an expectation that any amount of compensation specified in the Plan will become earned by or due to any Participant.

Proprietary and Confidential
For 8x8 Internal Use Only